July 11, 2014

Helius Medical Technologies, Inc.
12 Penns Trail
Newtown, Pennsylvania 18940

Re: Helius Medical Technologies, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special legal counsel in the State of Wyoming (the "State") to Helius Medical Technologies, Inc., a Wyoming corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement"), dated the date hereof and filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of (i) 17,540,000 shares of the Company's common stock (collectively, the "Shares") that have been issued to certain of the selling shareholders named in the Registration Statement (the "Selling Shareholders"), and (ii) 7,620,000 shares of the Company's common stock (collectively, the "Warrant Shares") issuable upon the exercise by certain Selling Shareholders of outstanding common stock purchase warrants (collectively, the "Warrants") to acquire shares of the Company's common stock.

The Shares and Warrants were issued by the Company in the following unregistered offerings:

(i)     15,240,000 subscription receipts were issued at a price of CAD$0.50 per subscription receipt on May 30, 2014, whereby the 15,240,000 subscription receipts automatically converted, for no additional consideration, into 15,240,000 Shares and 7,620,000 Warrants upon the closing of the Merger Agreement (as defined below) on June 13, 2014. All 15,240,000 Shares and 7,620,000 Warrant Shares issuable upon exercise of such Warrants are being registered under the Registration Statement; and

(ii)     2,300,000 Shares were issued to one Selling Shareholder pursuant to an agreement and plan of merger (the "Merger Agreement") between the Company, HMT Mergersub, Inc., a wholly owned subsidiary of the Company, and NeuroHabilitation Corporation, which closed on June 13, 2014.

In rendering the opinions set forth below, we have examined and relied on the original, or a copy, certified or otherwise, of each of the following documents (collectively, the "Opinion Documents"):

(a)     the Registration Statement;

Holland & Hart LLP Attorneys at Law
Phone (307) 778-4200 Fax (307) 778-8175 www.hollandhart.com
2515 Warren Avenue Suite 450 Cheyenne, WY 82001 Mailing Address P.O. Box 1347 Cheyenne, WY 82003-1347
Aspen Billings Boise Boulder Carson City Cheyenne Colorado Springs Denver Denver Tech Center Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

(b)     the Articles of Incorporation of the Company, as originally filed with the Secretary of State of the State on June 2, 2014, as amended (the "Articles");

(c)     the Bylaws of the Company in effect as of the date hereof (the "Bylaws");

(d)     the minute books of the Company that were delivered and certified to us by Philippe Deschamps, as President and Chief Executive Officer of the Company, as the true and complete minute books and records of all proceedings of the board of directors and shareholders of the Company (the "Minute Books");

(e)    the Consent Resolutions of the Board of Directors of the Company, dated July 10, 2014, certified by Philippe Deschamps, as President and Chief Executive Officer of the Company, as being true, correct, complete and in full effect on the date of this opinion; and

(f)     an Officer's Certificate, dated as of the date hereof, executed by Philippe Deschamps, as President and Chief Executive Officer and a director of the Company.

We have not represented the Company on a regular basis, and there may exist matters of a legal or factual nature that could have a bearing on our opinion with respect to which we have not been consulted, or of which we are otherwise unaware. We have not reviewed any documents other than the Opinion Documents, and the opinions rendered herein are limited accordingly. Our opinions expressed herein relate solely to the Opinion Documents and not to any other documents, agreements or instruments referred to in or incorporated by reference into any of the Opinion Documents.

For purposes of this opinion, we have assumed: (i) the genuineness of any signatures on all documents we have reviewed in connection with this letter, including without limitation, the Opinion Documents; (ii) the legal capacity of natural persons who have executed all documents we have reviewed in connection with this letter; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; and (vi) the accuracy, completeness and authenticity of certificates of public officials.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.     The Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock.

2.     Upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment to the Company of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

The foregoing opinions are subject to the following qualifications and exceptions:

We do not express any opinion as to the effect of or compliance with any State or federal antitrust, tax, fraudulent conveyance, or securities laws, including anti-fraud law, rule or regulation relating to securities or to the sale or issuance thereof and the "blue sky" laws of the State or any other state.

The opinions expressed herein are limited solely to the laws of the State and upon facts now known to us. We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge as to any event or change of condition occurring subsequent to the date of this letter. We have made no inquiry into, and we express no opinion as to the statutes, regulations, treaties, common laws or other laws of any other state or country.

We express no opinion as to any matter other than as expressly set forth above, and no other opinion is intended to be implied or inferred from this letter. The opinions expressed herein are given as of the date of this letter and we undertake no obligation hereby and disclaim any obligation to advise you of any change in law, facts or circumstances occurring after the date hereof pertaining to any matter referred to herein.

The opinions contained in this letter are provided as a legal opinion only, effective as of the date of this letter. This letter is limited to the matters expressly set forth herein, and is provided as a legal opinion only, and not as an opinion or representation on any factual matters, or a guaranty or warranty of the matters discussed herein.

This letter is furnished only to the addressee hereof and its permitted successors and assigns, and is solely for its benefit in connection with the Registration Statement. This opinion is not to be used, circulated, quoted or otherwise relied upon by any other person or entity or, for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Experts".

Very truly yours,

/s/ Holland & Hart LLP

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